Exhibit 99

NEWS

Media Contact: Chris Abel, (626) 302-2255

Southern California Edison Announces New Leaders

SCE Talent Fills Senior Management Positions, Ensuring a Seamless Transition

ROSEMEAD, Calif., Oct. 28, 2021 — Southern California Edison (SCE), the principal subsidiary of Edison International (NYSE: EIX), today announced a series of senior executive changes.

After a 35-year career at the utility, Kevin Payne, president and chief executive officer of SCE, will retire effective Dec. 1. SCE Executive Vice President of Operations Steven Powell will succeed Payne as president and CEO of SCE.

Jill Anderson, currently senior vice president of Customer Service at SCE, will succeed Powell as executive vice president of Operations. Lisa Cagnolatti, a 22-year career veteran at SCE before retiring in 2018, will return to the company and fill the role of senior vice president of Customer Service. These changes take effect Dec. 1.

“Kevin has had a profound impact on SCE as its president and CEO, particularly with his customer-centric focus and in leading our significant efforts in wildfire risk mitigation and transforming our safety culture. He made important and impactful contributions advocating for and advancing the company’s clean energy strategy to benefit all customers,” said Pedro Pizarro, president and CEO of Edison International. “During his 35 years at SCE, we all benefited from Kevin’s wisdom, support and positive influence. His most lasting impact is his caring  ̶  as a dynamic, thoughtful and incredibly well-respected leader who championed diversity, equity and inclusion and modeled our values.”

“I am extremely grateful and humbled by the privilege I have had to lead 13,000 dedicated SCE employees in safely delivering clean and reliable electric service to our 15 million customers,” Payne said. “I have great confidence in Steve, Jill and Lisa’s abilities to lead SCE now and well into the future.”

Powell has held a variety of positions of progressing responsibility since joining SCE in 2000, including leadership positions in resource planning and strategy, gas and power procurement and SCE’s plug-in electric vehicle readiness efforts. He has a Bachelor of Science degree in chemical engineering from the University of California, Los Angeles (UCLA) and earned an MBA from the UCLA Anderson School of Management.

“I look forward to partnering with Jill, Lisa and my talented co-workers as we work together to decarbonize electricity and partner with customers to electrify transportation and buildings and ensure no communities are left behind in creating a clean energy future,” Powell said.

Anderson was previously senior vice president of Strategic Planning and Power Supply at SCE, where she drove strategy, resource planning, energy procurement and management, and the operations of the company’s power generation fleet. Anderson earned her MBA from New York University and a Bachelor of Science degree in mechanical engineering from Boston University. She joined SCE in 2018.

At SCE, Cagnolatti held a series of leadership roles in Transmission and Distribution and Customer Service. She served as the vice president of the Customer Service Operations Division and also the vice president of Business Customer Division. Since retiring from SCE, she has been an executive-in-residence at Arizona State University’s W.P. Carey School of Business. Cagnolatti received her MBA from Pepperdine University and Bachelor of Science degree in engineering from UCLA.

“Steve, Jill and Lisa bring exceptional experience and qualifications to their new roles. I am excited about them being part of our dedicated and diverse senior management team,” Pizarro added.

About Southern California Edison

An Edison International (NYSE: EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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